Exhibit 10.1

CUSTOM PROCESSING AGREEMENT

This PROCESSING AGREEMENT (“Agreement”), is made and entered into this 17 day of October, 2011 (“Effective Date”) by and between Z Trim Holdings, Inc., an Illinois company (“Customer”), with its’ principal office at 1011 Campus Drive, Mundelein, IL 60060  and AVEKA Nutra Processing, LLC, a Minnesota limited liability company (“ANP”) with its’ principal processing facilities at 830 Allamakee Street,  Waukon, IA 52172.

1.	BACKGROUND
1.1.	Customer is a multifunctional food ingredients company, which intends to sell its products beyond the food industry, including but not limited to industrial, pharmaceutical and cosmetic industries.

1.2.
ANP, part of the AVEKA Group, is a toll particle processing company that specializes in the production and research and development of value added food ingredients.  As ANP is a start up business with no previous operating history, all financial commitments related to the Line of Credit made by, and obligations of, ANP under this Agreement are specifically guaranteed by its parent company or companies (as comprised of AVEKA Inc).  Aveka Inc. will execute the Guarantee attached here as Appendix A.

2.	ENGAGEMENT
2.1.
Customer hereby engages ANP to provide custom product processing services as further set forth herein and mutually agreed by the parties, subject to all of the terms and conditions of this Agreement.  ANP hereby accepts such engagement and agrees to make itself available and to render the services and delivery of the Product requested by Customer under this Agreement in a professional, confidential, high-quality and timely manner.

2.2.
Immediately following the execution of this Agreement, Customer agrees to make available to ANP an interest (5.5%) bearing Line of Credit of $500,000 (inclusive of $10,000 that Customer lent to ANP as part of a good faith payment on the purchase of the Waukon facility) that ANP can draw upon to provide operating capital during the two year period following the date of this Agreement.  ANP will pay back the loan by providing discounts on production pricing as set forth in Section 2.2.3 below.

2.2.1. The Line of Credit will be made available to ANP as and for operating costs, and not for Capital Expenditures. The Line of Credit will be made available upon execution of this Agreement; provided, however, ANP may not draw down more than $75,000 in any given thirty (30) day period.  For the purposes of this Section 2.2.1, “Capital Expenditures” are defined as expenditures for equipment in excess of $5,000.00.

2.2.2. The pay back of the loan will begin upon the first to occur of the following:  (a) two years after the first draw by ANP (other than the $10,000 that was lent in May of 2011) or (b) the first month following Customer having ordered an amount of Product in excess of 80,000 lbs per month for three consecutive months.

2.2.3.  The pay back of the loan will take the form of a reduction in the purchase price of the Product.  For all Product ordered by Customer, Customer shall get a price reduction of $[*] per lb until the loan is repaid in full.

3.	SERVICES TO BE PERFORMED BY ANP

3.1.	Product Processing Specifications. ANP agrees to process the following material according to the following terms:

*Confidential treatment has been requested with respect to certain portions of this Exhibit.  Omitted portions have been filed separately with the SEC.

3.1.1.
Material:   Initially manufacture Corn Z Trim and Oat Z Trim, and thereafter manufacture other products developed out of the raw materials used for manufacture of Corn Z Trim and Oat Z Trim as agreed by the parties; all such materials are collectively deemed “Product”.

3.1.2.	Process:Multi-Step - The manufacture of Product will follow procedures that have been agreed to by both parties in writing.

3.1.3.	Volumes: Monthly Average Volume: __100,000___lbs.
3.1.3.1.	Minimum volumes: 40,000 lbs/month

3.1.3.2.
Subject to a minimum payment of [*] (40,000_ lbs. of  Z Trim @ $[*]/lb.) once production has commenced and is capable of 40,000 lbs per month.  Such amount shall be invoiced by ANP to Customer regardless of whether Customer has ordered the minimum volume of Product to support such invoice.

3.1.3.3.	Maximum volume: 1,000,000 lbs/month.

3.1.3.4.
Production Start-up Phase:  Customer agrees to purchase all Product that meets specification during the production start-up phase up to 40,000 lbs per month.  The Start-up Phase is expected to be no more than a three month period of time beginning the date on which the first Product that meets the agreed upon product specifications (the “Specifications”) is produced at ANP’s plant.

3.1.4.	Production Start Date: Production is anticipated to start no later than June 30, 2012.

3.1.5.
Shipment Date: Upon order receipt and release of product from quality assurance.  Customer will tell its customers that it has a 15 day lead time for the fulfillment of all orders.  ANP will use its commercially reasonable efforts to fulfill all of Customer’s requests, even if such requests for Product are shorter than the customary 15 day lead time.

3.1.6.
Certification: Product will be processed in accordance with all the highest food Good Manufacturing Practices and will maintain good standing with respect to all applicable FDA Certifications. Where applicable, Products will be processed in accordance with Kosher OU and other certification standards, as reasonably requested by Customer.

3.1.7.
Production Scheduling: Following the Start-up Phase, Customer will work with ANP to coordinate the product schedule to insure supply of Product in accordance with monthly volume requirements, not to be below 40,000 lbs per month.

3.1.8.
Customer Forecasting:  Customer will supply a rolling 3 month non-binding forecast of product demand.  This forecast may be revised to allow for a 30 day lead time for ANP to adjust for demand change.  Customer shall place orders on a Purchase Order basis with a minimum commitment of 40,000 lbs per month.

3.1.9.
Audits and Inspections: Customer will be given reasonable access during normal business hours to ANP’s facility for the purposes of manufacturing or financial audits and inspections relating to the Product with one day advance notice for inspections and five days advance notice for financial audits.

*Confidential treatment has been requested with respect to certain portions of this Exhibit.  Omitted portions have been filed separately with the SEC.

3.1.9.1.
Should Customer initiate an independent financial audit to determine the costs of production of Product on a per lb. basis, Customer shall bear the reasonable up-front costs of such audit.  However, if the independent audit reveals that the costs of production of Product are greater than 10% less than what ANP is charging Customer, then ANP shall not only reimburse Customer for the difference in what was charged, but also for the reasonable costs of the independent audit. If the results of the audit show that the costs of production of Product are between 5 and 10% less than what ANP is charging Customer, then ANP shall only reimburse Customer for the difference in what was charged.  If the results of the audit show that the costs of production of Product are between 5 and 10% greater than what ANP is charging Customer, than ANP shall be entitled to be reimbursed by Customer for the difference in what was charged.

3.2.	Rate. Customer shall pay ANP at the following rates for processing the Product:

3.2.1.	Processing price per pound (lb.): See Appendix B for pricing details.

3.2.2.	Packaging: Customer will explicitly define the packaging requirements. These requirements are shown in Appendix D.

3.2.3.	Pallets: Pallets as specified by Customer.

3.2.4.
Product Storage / Warehousing: ANP will provide up to 3 months warehousing for finished Product (that has passed QA specifications) requested by Customer pursuant to its rolling 3 month forecast at no charge.  Thereafter, ANP will charge Customer $4.50 per month per pallet as and for a warehousing fee for requested Product.

3.3.
Term of Contract. The length of this contract is three (3) years, starting at the Effective Date.  Pricing will be reviewed after the first year of production and may be revised as mutually agreed upon by the parties.  At a minimum, pricing will be reviewed on an annual basis. The contract will automatically renew at the end of the above term for a two (2) year term unless there is a written notice given at least twenty-four months prior to the expiration date by either ANP or Customer.  Thereafter, the contract will automatically renew every year unless or until either party provides written notice at least six months prior to the new expiration date.  Either party may terminate this Agreement for cause, as set forth in paragraph 4.1 and Section 9 herein.

3.4.
Expansion of Production:  In the event that the monthly market demand for Product exceeds the initial production capacity of 100,000 lbs of the ANP facility, then expansion of production will be considered and discussed.  This expansion may be discussed and planned at any time between Customer and ANP, and the expansion may be initiated by ANP in its own discretion or by agreement between Customer and ANP.  The financial and certification responsibility for the expansion of the facility will rest with ANP only.  In the event expansion of the facility is agreed upon, ANP must use its commercially reasonable efforts to obtain capital necessary to fund such expansion so as to increase production capacity up to 1,000,000 lbs of Product per month; provided, that ANP shall be under no obligation to incur any debt obligation in connection with the expansion.

3.4.1.
First Right of Refusal for Expansion.  Customer agrees to provide ANP with the first right of refusal to build and operate further manufacturing plants for Customer up to a total capacity of 1,000,000 lbs of Product per month, under the same terms and conditions as set forth in this Agreement.

3.4.2.
In the event Customer requires additional product beyond 100,000 lbs per month up to 1,000,000 lbs per month, Customer shall be required to provide ANP with written notice.  The written notice (the “Notice”) shall specify forecast and product requirements.

ANP shall have a period of seventy-five (75) days, from receipt of the Notice, within which to exercise its first right of refusal on the plant specified in the Notice.  Exercise of the option shall be made by written notice delivered to Customer.

Absent exercise of the option by ANP, Customer may then find manufacturing capacity elsewhere.

3.4.3.	ANP will require Customer to sign a mutually agreed upon amendment to this contract to support any increased volumes as a result of the above described expansions.

3.5.	Customer will furnish the following items to the ANP production facility by the agreed production starting time:

3.5.1.	A Letter of Guarantee, in form and substance reasonably acceptable to ANP, for all incoming raw materials.

3.5.2.
All raw food materials necessary for the manufacturing of the Product in volumes appropriate for production, or, in the alternative as set forth in 3.6 below, specifications for such raw materials to be procured by ANP.

3.5.3.	A Certificate of Analysis, in form and substance reasonably acceptable to ANP, for the finished product to be used for release testing and Quality Assurance/Quality Control.

3.5.4.	Copies of all special certification documents required for the Products, such as “Kosher”, “Organic”…etc.

3.5.5.
Any Customer specific labels and batch or date code information to be printed on all packages in accordance with the Customer’s standard practice in addition to standard ANP labeling practices.  See Appendix C for product code specifications.

3.6.	ANP Provision of Materials:

3.6.1.	Customer may decide to have ANP procure raw materials and supplies for the production of Product. When this is the case, ANP will procure raw materials and supplies from Customer approved sources.

3.6.2.	ANP will provide a Letter of Guarantee, in form and substance reasonably acceptable to Customer, for all incoming raw materials.

3.6.3.	All raw food materials necessary for the manufacturing of the Product in volumes appropriate for production. Customer shall provide COA standards for all such raw materials and finished Product.

3.6.4.	ANP will supply a Certificate of Analysis, in form and substance reasonably acceptable to Customer, for the finished product to be used for release testing and Quality Assurance/Quality Control.

3.6.5.
Customer will supply any Customer specific labels and batch or date code information to be printed on all packages in accordance with the Customer’s standard practice in addition to standard ANP labeling practices.  See Appendix C for product code specifications.

3.7.	Release of the product must meet the following conditions:

3.7.1.	Product must pass all release specifications provided in section 3.5.3 or 3.6.4 before being shipped.

3.7.2.
If Customer wishes ANP to ship Product before passing the release specifications, Customer must provide a written request for the release of any and all such Product.  The letter must specify the Product lot number and quantity.  The letter must also state that Customer is assuming full responsibility for shipping the Product before it passes the release specifications and releases ANP of any and all liabilities for the Product.

3.8.	Product Records and Retains

3.8.1.	Retention of records: Batch records will be kept for a minimum of 3 years at the ANP facility.

3.8.1.1.
If Customer would like to review specific run sheet records, a request may be made in writing or verbally.  ANP will provide requested records, electronically, within one business day of any such request.

3.8.2.	Product retains: Product retains will be kept for a minimum of 3 years at the ANP facility.

3.8.2.1.	If Customer would like to review specific product retains, a request may be made in writing or verbally. ANP will provide requested retains within five business days of any such request.

3.9 Change Control Process

3.9.1. The Parties agree that it will be mutually beneficial to continue to seek and implement ways to make the production process more efficient and less costly. To the extent that either Party, whether working individually or with the Other Party, believes that it has developed more efficient processes for the production of Products, the following Change Control Process shall be followed:

a.	Customer is the final decision maker (approver) of Change Control Process, however, any approval after validation shall not be unreasonably withheld.

b.
Change Control Process applies to, but not limited to, changes in Manufacturing Procedures, Process Equipment, Intermediate and Finished Products, Product Specifications, Material Sourcing, Packaging and Labeling, Processing Aids, Quality Assurance Requirements, Test Methods, Storage Requirements, and Shipping Requirements; or defining of such for new products and processes covered under this agreement.

4.	PAYMENT TERMS

4.1.
Invoices. ANP shall submit invoices to Customer after QA has approved Product for release up to 40,000 lbs per month.  Customer shall pay such invoices within 30 days following its receipt of the invoice.  Once Customer begins to order an amount of Product in excess of 40,000 lbs per month, ANP shall submit invoices as of the date in which Product is shipped and Customer shall pay such invoices within 30 days following its receipt of the invoice.  All such invoices shall reflect discounted pricing for loan repayment when applicable.  ANP reserves the right to require payments prior to shipment if, in ANP’s opinion the Customer’s financial condition or other circumstances do not warrant delivery on terms initially specified in the Agreement; however, this right shall not be enforceable until after such time as the Line of Credit (as set forth hereinabove) is repaid in full. All late payments shall accrue interest at the rate of one and one-half percent (1 ½ %) per month until paid, or the maximum amount provided by law, whichever is less.  Customer shall pay any and all costs of collection including, without limitation, reasonable attorney’s fees, whether or not suit is instituted, incurred by ANP in the event collection of a delinquent balance is required.  ANP may terminate this Agreement upon thirty (30) days written notice in the event of a late payment which is not cured during the notice period.

5.	DELIVERY

5.1.
Delivery Terms: FOB Waukon, Iowa. All Product will be taken by Customer at ANP’s place of business at 830 Allamakee Street, Waukon, IA 52172.  The Customer assumes all risk of loss upon shipment of Product, and ANP shall have no further responsibility for the Products.  ANP shall have the right to withhold shipment of all Product pending receipt of any outstanding balance on Customer’s account.

5.2.	Delivery to Final Customer: Customer may request ANP to ship directly to their customers.

5.3.	Title and Risk. Title and risk for Product will pass upon shipment from ANP facility (FOB Waukon).

6.	ACCEPTANCE AND INSPECTION

6.1.
Acceptance of Product.  Customer shall have the right to inspect the Product in a reasonable manner within fifteen (15) days after delivery to final destination.  Customer shall promptly give ANP written notice of any material nonconformances within fifteen (15) days of delivery.  If Customer fails to provide written notice of any material nonconformance as provided hereunder, the Product shall be deemed to have been accepted, subject to any warranty covering the Product and shall pay for the goods in accordance with the terms of this Agreement.

6.1.1.
Customer shall be responsible for and shall pay or reimburse ANP for all taxes, duties, assessments and other governmental charges, however designated, associated only with the purchase of the Product hereunder.

7.	CONFIDENTIALITY

7.1  ANP and Customer recognize the secret and proprietary nature of certain information shared with each other, including without limitation product formulas, specifications, procedures, product volume, cost information, product destinations, customers, processing, research and manufacturing information (“Confidential Information”).  The disclosing party shall endeavor to mark all written disclosures of its own confidential information as “CONFIDENTIAL” and the receiving party shall mark as “CONFIDENTIAL” any writings made by it that contain any of the disclosing party’s confidential information; provided, that the failure of any such written disclosure or writing to be so marked shall not affect the confidentiality of such information.

Both parties shall keep Confidential Information received from the other party (or from any third party engaged by Customer, including the USDA) strictly confidential and shall not use, except as expressly provided for in this Agreement, or disclose to others such Confidential Information.  It is understood by this Agreement that ANP and the Customer’s involvement are also confidential and subject to the secrecy obligations contained herein.  Disclosure to employees shall be on a need-to-know basis only, and employees shall be advised of the secrecy obligations herein.

The secrecy obligations herein shall cease to apply to Confidential Information after the earliest date on which the receiving party provides the disclosing party with written evidence clearly establishing that such Confidential Information:  (a) has become generally known to the public. through no fault of the receiving party; or (b) was known to the receiving party and its value appreciated before it was obtained from the disclosing party; or (c) has been disclosed to the receiving party free of any obligation of confidentiality by a third party who has the right to disclose the same and who did not derive the information from the disclosing party.  The secrecy obligations contained herein shall survive the expiration or termination of this Agreement.

The parties each acknowledge that the Confidential Information which they receive from the other is the property of the disclosing party, and the receiving party has no claim of ownership to the Confidential Information of the other party.  At the written request of the disclosing party, the receiving party shall promptly return to the disclosing party any documents provided by the disclosing party containing any Confidential Information, and the receiving party shall segregate in a separate file or destroy any documents generated by the receiving party which contain Confidential Information of the disclosing party.

8.	EXCLUSIVITY and INTELLECTUAL PROPERTY

8.1.	Definitions:

Z-TRIM PROCESS:  This is defined as the process primarily described in the Inglett Patent (5,766,662) licensed to Customer and also includes any additional Customer owned or licensed patents or applications applicable to fiber processing existing prior to or developed during the term of this Agreement, improvements made at the Mundelein, IL facility as described in attached SOPs and work instructions, and any verbal or written description of the process provided by Customer personnel to ANP personnel.

Z-TRIM MATERIALS:  Z-TRIM MATERALS are defined as those materials produced by the Z-TRIM PROCESS.

FIELD:  This is defined as the use of any Z-TRIM MATERIAL for use in any manufacturing or application area including, but not limited to, the food, nutraceutical, pharmaceutical, industrial, or personal care industries.

8.2.
ANP and Customer agree to exclusively work with each other on the manufacturing of Z-TRIM MATERIALS.  However, if ANP declines to expand its manufacturing plant by not exercising its right of first refusal as set forth in Section 3.4 above, this Section shall no longer apply.

8.3.
In no event, during the life of this agreement and no less than 3 years after the termination of this agreement, shall ANP, its affiliates, parents, subsidiaries, assigns or the like, engage in any business venture that competes with Customer in the FIELD.

8.4.
Intellectual Property.  The Parties recognize and agree that Customer is providing ANP with trade secrets owned by Customer and the right to practice patented technology to which Customer has the exclusive license.  Any improvements in, or new discoveries related to, Customer’s processes or products shall be the sole, exclusive property of Customer, irrespective of who conceived of such improvements or new discoveries. ANP, its affiliates, parents, and subsidiaries will have a royalty free license to use, outside the FIELD, any technology developed by ANP for the Customer project.

9.	TERMINATION

9.1.
Termination For Cause. A party may terminate this Agreement upon written notice to the other party if the other party has materially breached this Agreement and such breach has not been cured within thirty (30) days after actual receipt by the other party of a written notice specifying the particulars of the alleged material breach.

9.2.
Termination for Bankruptcy. A party may terminate this Agreement upon written notice to the other in the event the other (1) becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; (2) files a petition under any foreign, state, or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended; (3) any third party files against it such a petition, or an application for a receiver of either party is made by anyone and such petition or application is not resolved favorably within sixty (60) days; or (4) discontinues its business.  In the event that ANP or its parent files for bankruptcy, Customer shall have the first right of refusal to purchase the assets of ANP at fair market value.

9.3.
Termination due to Change in Control of Customer/Buy-Out Provision.  In the event that Customer experiences a Change of Control (as defined below), Customer may terminate this Agreement under the following conditions:

9.3.1.	Customer must provide at least 60 days’ notice, or such notice that may be reasonably afforded under the circumstances, of any such anticipated Change of Control.
9.3.2.
Customer shall pay ANP a one time buy-out fee (the “Buy-Out Fee”) upon the Change of Control equal to either: (a) an amount equal to the monthly profit expected to be made by ANP (20% above the cost to produce Z Trim Products) based on the best historical consecutive three month average of production by ANP, multiplied by 12 months, discounted to present value at 5%; or (b) the amount remaining to be paid on the SBA loan secured by ANP in order to purchase the Waukon property and production equipment placed therein, whichever is greater.

9.3.3.
As soon as practicable, but not later than ten (10) days following the closing of the Change of Control, ANP shall prepare and deliver to Customer a statement (the “Proposed Buy-Out Statement”) setting forth ANP’s proposed calculation of the Buy-Out Fee.

9.3.4.
ANP shall permit Customer to review all accounting records and all work papers and computations used by ANP in the preparation of the Proposed Buy-Out Statement.  If Customer does not give notice of dispute to ANP within ten (10) days of receiving the Proposed Buy-Out Statement prepared by ANP, the Proposed Buy-Out Statement prepared by ANP shall be deemed accepted by Customer and ANP and shall become the “Final Buy-Out Statement” and the Buy-Out Fee set forth on the Proposed Buy-Out Statement shall be conclusive and binding upon ANP and Customer for purposes of this Agreement.  If Customer gives notice of dispute to ANP within such 10-day period, Customer shall specify in its notice in reasonable detail the specific items that are in dispute (the “Disputed Items”), and Customer and ANP shall negotiate in good faith to resolve the Disputed Items.  Any items not in dispute at the end of such 10-day period shall be deemed to be final and binding on Customer and ANP.  If, after ten (10) days from the date notice of a dispute is given hereunder, Customer and ANP cannot agree on the resolution of the Disputed Items, the Disputed Items shall be referred to an independent public accounting firm acceptable to both ANP and Customer (the “Unrelated Accounting Firm”) to resolve the Disputed Items, whose decision as to such Disputed Items shall be conclusive and binding upon ANP and Customer for purposes of this Agreement.  The Proposed Buy-Out Statement shall be revised consistent with the resolution of the Disputed Items pursuant to this Section 9.3.4 and, as so revised, shall become the “Final Buy-Out Statement”.  The fees and expenses of the Unrelated Accounting Firm shall be shared one half by ANP and one half by Customer.

9.3.5.
Customer shall pay to ANP by wire transfer of immediately available funds, the Buy-Out Fee within three (3) business days of the Customer’s acceptance (or deemed acceptance) of the Proposed Buy-Out Statement prepared by ANP or, if applicable, within three (3) business days of receipt of a determination of a resolution of all Disputed Items as provided for in Section 9.3.4.

9.3.6.
"Change of Control" means: (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all the assets of the Company; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of the common stock of the Company outstanding immediately before the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; or (v) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; .

9.4.
Payments Immediately due. In the event of any termination of this Agreement, Customer shall immediately pay ANP for all services performed, all storage fees and reimburse ANP for all reimbursable expenses.  Further, ANP shall pay, within 60 days, to Customer any outstanding amounts owed on the operating Line of Credit as set forth in paragraph 2.2.  The day after termination of this Agreement, interest on any unpaid amounts (other than the operating Line of Credit) shall begin accruing interest at a rate of one and one-half percent (1 ½ %) per month until paid, or the maximum amount provided by law, whichever is less.

9.5.
Post-Termination. Upon termination of this Agreement for any reason, ANP shall immediately cease production of Customer’s Product, and ANP shall promptly ship to the Customer, at the Customer’s expense, all unused Customer-owned Product, materials, records and all Customer-owned equipment.  Customer agrees to pay for all processing charges and special materials purchased for said processing which ANP has provided in accordance with Customer orders and specifications, at prices set forth herein, and similarly all authorized work then in process upon its completion.  ANP hereby agrees that upon termination of this Agreement, it shall immediately discontinue any and all uses of Customer trade secrets, trademarks, trade names and artwork and shall promptly return any and all items upon which Customer trademarks or trade names appear to Customer.

9.6.
Termination due to Breach by ANP.  In the event that ANP breaches this Agreement and fails to cure any such breach within 90 days after notice, Customer shall have the following remedies, as well as all other remedies available under applicable law:

a.
The Parties acknowledge that Customer’s Proprietary Information and Intellectual Property is commercially and competitively valuable, and each party agrees that the Customer party would be irreparably injured by a breach of this Agreement by ANP and that Customer be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

b.
The parties agree that any ANP breach of this agreement relating to a failure to supply product to Customer at levels equal to 25% less than the most recent three month trailing average of production could potentially cause damages to Customer that would be extremely difficult to quantify.  In the event that ANP breaches this Agreement by failing to supply product to Customer at levels equal to 25% less than the most recent three month trailing average of production, Customer shall have the following specific remedies:

i.
Customer shall have the right to purchase the Waukon facility (and any equipment and improvements contained therein) at a price not to exceed the lesser of purchase price or fair market value for such equipment and property.

Customer shall be entitled to emergency injunctive relief so as to be able to assume control and operations of the plant so as not to put its entire business at risk.

10.	REPRESENTATIONS AND WARRANTIES

10.1.
General Representations and Warranties. Each party represents and warrants that (1) it has the power and authority to enter into and perform this Agreement; and (2) it will not breach any obligation to any third party in the entry into or performance of this Agreement.

10.2.
Production and Quality Control. ANP shall produce all Products manufactured pursuant to this Agreement according to the Specifications and in material compliance with all federal, state and local laws.  ANP shall notify Customer of any process deviations or ingredients or finished products of questionable wholesomeness prior to distribution.  ANP shall also notify Customer in advance of any Products or raw materials ANP has reason to believe contain suspect foreign material, or are otherwise not in compliance with the Specifications.  Customer reserves the right to reject or direct further disposition of any such ingredients or Products at ANP’s sole cost.

10.3.
Contamination & Guarantee. ANP warrants and guarantees that all Products produced or delivered to Customer are of the best quality, pure and free from material defects and at the time of shipment are (a) produced and packaged in accordance with the Specification; (b) in compliance with the laws, rules, regulations, requirements and various programs administered pursuant to the Federal Food, Drug and Cosmetic Act, as applicable, and any other applicable federal, state or local food and drug law then in effect; and (c) wholesome, not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as applicable, and otherwise in compliance with all applicable federal, state and local laws.

10.4.
Insurance. ANP shall maintain and keep in force adequate fire and extended coverage insurance covering the selling of all finished product, and the replacement value of all equipment, packaging materials and ingredients supplied by Customer.  This insurance shall include “all risk” coverage for Customer’s packaging materials and finished product.  ANP further agrees to carry Workers Compensation insurance as required by the laws of the State where ANP’s production plant(s) is/are located.  ANP also agrees to carry commercial general liability insurance with minimum limits of $5,000,000 for each occurrence, including coverage for products liability and operations liability with a $5,000,000 umbrella as supplementary protection.  Such policy or policies shall name Customer as an additional insured.  The policy or policies shall provide for thirty (30) days advance written notice to Customer of cancellation.  Certificates evidencing such insurance policies shall be provided to Customer upon request.

10.5.
Product Recall. In the event that it is deemed necessary or appropriate by Customer, either in response to government action or otherwise, to recall any Products produced by ANP pursuant to this Agreement due to ANP’s negligence or other failure to comply with the terms hereof, ANP agrees to be responsible for all costs of such recall and recovery, including loss of Products, transportation of Products, and notices and communications necessary or appropriate to effecting such recall.

10.6.
THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY ANP, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.    THE SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF ANY AND ALL WARRANTIES AND THE SOLE REMEDIES FOR ANP’S LIABILITY OF ANY KIND (INCLUDING LIABILITY FOR NEGLIGENCE) ARE SET FORTH IN SECTION 9  IN NO EVENT SHALL ANP’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGE, EVEN IF ANP HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

11.	LIMITATIONS

11.1.
Force Majeure. ANP shall not be liable to Customer for any failure or delay caused by events beyond ANP’s control, including without limitation, acts of God, war, revolution, disaster, civil riot, blockade or embargo, sabotage,  or any other act whatsoever, whether similar or dissimilar to those referred to herein.

11.2.
This Agreement shall not imply any bailment relationship between the parties and shall not confer any rights upon either of the parties as a bailor or bailee. Customer shall assume all risk of loss related to the Product for events beyond ANP’s control as described in Paragraph 11.1.

12.	GENERAL PROVISIONS

12.1.
Notices. Any notices to be given hereunder by either party to the other may be affected by personal delivery in writing, by mail, or by overnight delivery, registered or certified, postage prepaid with return receipt requested, facsimile and/or e-mail.  Mailed and overnight delivery notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change such address by written notice in accordance with this Section 10.  Notices delivered personally will be deemed communicated as of actual receipt.  Mailed notices will be deemed communicated as of three days after mailing, and notices sent by overnight delivery will be deemed communicated as of the first business day after sending.

12.2.	Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

12.3.
Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.4.
Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

12.5.
Parties in Interest.  This Agreement is enforceable only by ANP and Customer.  The terms of the Agreement are not a contract or assurance regarding compensation, continued employment, or benefit of any kind to any of ANP’s personnel assigned to Customer’s work or any beneficiary of any such personnel, and no such personnel, or any beneficiary thereof, shall be a third-party beneficiary under or pursuant to the terms of this Agreement.

12.6.	Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, ANP and Customer, their successors and assigns.

12.7.
Waiver. The failure of a party to exercise the rights granted to it upon the occurrence of any default of breach shall not constitute a waiver of any such right by such party upon a reoccurrence of the same or a similar breach or default or the occurrence of any other default or breach.

12.8.
Governing Law.    Any suits brought hereunder shall be brought solely in the federal or state courts located in the county of the defending Party to any such suit (Hennepin County, Minnesota for ANP and Lake County, Illinois for Customer), and both parties expressly consent to the venue and jurisdiction of such courts.  This Agreement shall be governed by, subject to, and construed in accordance with the laws of the State in which the suit is filed, without regard to conflict of law principles.  In the event of litigation or arbitration, the prevailing party will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

12.9.	Assignment. Neither party may assign any of its rights and obligations herein to anyone without receiving the prior written permission of the other; such permission is not to be unreasonably withheld.

12.10.	Amendment. This Agreement may be amended provided that any such amendment will be binding upon the parties only if set forth in a writing executed by ANP and Customer.

12.11.
 Entire Agreement of the Parties. This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by ANP for Customer and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever.  Each party to this agreement acknowledges that no representations, inducements, promised, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding.  Any modification of this Agreement or to a Work Order will be effective only if it is in writing signed by the party to be charged.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ANP:                                                                        CUSTOMER:
AVEKA Nutra Processing, LLC                                                                                   Z Trim Holdings, Inc.

By:____________________________                                                              By:_____________________________
Its: CEO                                                                Its:

Date:__________________________                                                              Date:___________________________

Appendix A: LETTER OF GUARANTEE BY AVEKA, INC.

FOR VALUE RECEIVED, the undersigned hereby absolutely and unconditionally guarantees prompt payment of the within Line of Credit up to $500,000.00 and agree to pay all reasonable cost of collection, legal expenses and solicitor fees, actually incurred or paid by the Z Trim Holdings, Inc. in the collection and/or enforcement of said amounts and the enforcement of this Guaranty.

No renewal or extension of said Line of Credit, no release or surrender of any security for said Line of Credit or this Guaranty, no release of any person primarily or secondarily liable on said Line of Credit (including ANP or guarantor), no delay in the enforcement of payment of said Line of Credit or this Guaranty and no delay or omission in exercising any right or power under said Line of Credit on this Guaranty shall affect the liability of the undersigned. The undersigned expressly waives presentment, protest, demand, notice of dishonour or default, notice of acceptance of this Guaranty and notice of any kind with respect to said Line of Credit or this Guaranty or the performance of the obligation under said Line of Credit or Guaranty.

________________________(SEAL)

Aveka, Inc.

By:___________________

Its:____________________

Appendix B: PRICING SCHEDULE

Initial Pricing for Product
(1)	Z Trim Fiber:	$[*] /lb.

(2)	Nano-Fiber (hemi-cellulose product):	$[t/b/d]/lb.

After one year of full production or after the quantity of production purchased by Customer is equal or greater to 80,000 lbs of product in any given three consecutive months (whichever comes first), pricing will be analyzed and adjusted to a cost plus 20% before tax profit model.  Pricing will be analyzed and adjusted (if necessary) thereafter upon the achievement of volumes in excess of 19,999 lbs for a period of three consecutive months over the previous point in which pricing was reviewed, or as otherwise agreed by the parties.  Customer reserves the right to audit ANP financial statements to verify cost structure.  In order to incentivize ANP to find ways to further reduce costs of production, Customer agrees to pay on a cost plus basis according to the following table:

ANP manuf of Z Trim Cost/ lb.	Cost plus Percentage	Price/ lb. charged to Customer

$ [*]	0%	$ [*]
$ [*]	20%	$ [*]
$ [*]	21%	$ [*]
$ [*]	22%	$ [*]
$ [*]	23%	$ [*]
$ [*]	24%	$ [*]
$ [*]	25%	$ [*]
$ [*]	26%	$ [*]
$ [*]	27%	$ [*]
$ [*]	28%	$ [*]
$ [*]	29%	$ [*]
$ [*]	30%	$ [*]

**This is a draft table and may need to be amended in order to reflect true costs.

The parties agree that, upon completion of a processing model for Nano-Fiber, they will review the cost inputs for such and negotiate a cost plus model similar to the Z Trim model above.

Engineering Services

At Customer’s request, process engineering services may be provided for up to 3 days per month and will be charged at a rate of $1500/day per engineer.  This fee includes travel expenses and will be charged to Customer on a 50% cash/50% Z Trim stock payment for the first year of this Agreement.  The stock would be valued based on a 10-day trailing average of the closing price of Z Trim stock as set forth on the Yahoo Financial website, at the bill date, which shall be the 30th day of the month after the month in which the services are provided.

*Confidential treatment has been requested with respect to certain portions of this Exhibit.  Omitted portions have been filed separately with the SEC.

Appendix C: Product Documentation Specifications

The following information will be provided by the Customer and will be attached to the contract:

Certificate of Analysis

Certification Documents

Product Code Specifications – Lot number method

Appendix D: Product Packaging Specifications

Box and bag requirements
Box Dimension specifications

Box weight tolerances
Accepted suppliers of container

Use stretch wrap with corner posts on plastic pallets
No double stacking of pallets

Different lots of Z Trim product may be included on same pallet, but a slip sheet needs to be placed between boxes of different lot origins.
With the exception of the above, no other slip sheets are used